Exhibit 99.1

NEWS RELEASE

Contact: Frank Hallowell, Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7744

FOR IMMEDIATE RELEASE

Image Sensing Systems, Inc. Announces 2020 Third Quarter and Year-to-Date Financial Results

Saint Paul, Minn., November 10, 2020 -- Image Sensing Systems, Inc. (Nasdaq: ISNS) today announced results for its third quarter and nine months ended September 30, 2020.

Third Quarter 2020 Financial Summary

  Third quarter royalties were $2.2 million, a decrease of 7 percent from the same period in the prior year.
  Third quarter product sales were $1.5 million, an increase of 18 percent from the same period in the prior year.
  Operating expenses totaled $2.2 million in the third quarter of 2020, a decrease of 1 percent from the prior year period.
  There were no capitalized software costs in the third quarter of 2020 compared to $281,000 in the prior year period.
  Net income for the third quarter of 2020 totaled $659,000 compared to net income of $6.1 million for the same period in the prior year.
  A non-recurring, non-cash $5.2 million tax benefit was recorded during the third quarter of 2019.
  Cash balance increased to $7.5 million at September 30, 2020, up from $6.8 million at the end of the second quarter of 2020.

2020 Year-to-Date Financial Summary

  Royalties for the first nine months of 2020 were $6.5 million, an increase of 3 percent from the same period in the prior year.
  Product sales for the first nine months of 2020 were $3.8 million, a decrease of 24 percent from the same period in the prior year.
  Operating expenses totaled $7.4 million in the first nine months of 2020, an increase of 8 percent from the prior year period.
  Capitalized software costs in the first nine months of 2020 were $22,000 compared to $1.0 million in the prior year period.
  Net income for the first nine months of 2020 totaled $698,000 compared to net income of $7.1 million for the same period in the prior year.
  The Company received funding of $924,000 under the Paycheck Protection Program in the form of a loan in April 2020.
  Cash balance increased to $7.5 million at September 30, 2020, up from $5.1 million when compared to the cash balance at December 31, 2019.

Exhibit 99.1

Third-Quarter Results:

Third quarter revenue for Image Sensing Systems, Inc. ("ISS," the "Company," "us," "we," or "our") in 2020 was $3.8 million compared to $3.7 million in the third quarter of 2019. Revenue from royalties was $2.2 million in the third quarter of 2020 compared to $2.4 million the third quarter of 2019. Product sales increased to $1.5 million in the third quarter of 2020, an 18 percent increase from $1.3 million in the third quarter of 2019. Autoscope video product sales and royalties were $290,000 and $2.2 million, respectively, and RTMS radar product sales were $1.2 million in the third quarter of 2020.

Gross margin for the third quarter of 2020 was 76 percent, a 10 percentage point or 12 percent decrease from a gross margin of 86 percent for the same period in 2019. Gross margin from royalties was consistent at 96 percent in the third quarter of 2020 compared to 96 percent in the third quarter of 2019. Product sales gross margin for the third quarter of 2020 was 49 percent compared to 68 percent in the prior year period. The decrease in the gross margin percent was primarily the result of a reduction in warranty reserve and revenues related to consulting services in the third quarter of 2019.

The 2020 third quarter net income includes operating expenses of $2.2 million, a 1 percent decrease from the third quarter of 2019. The decrease is primarily due to the decrease in capitalized software costs offset by lower operating expenses due to limited travel and decreased headcount in the third quarter of 2020 compared to the third quarter of 2019. During the third quarter of 2020, the Company capitalized no internal software development costs compared to $281,000 in the prior year period. The Company's net income for the third quarter was $659,000, or $0.12 per diluted share, compared to net income of $6.1 million, or $1.17 per diluted share, in the prior year period. The third quarter 2019 net income included a $5.2 million non-cash income tax benefit due to the release of a significant portion of the deferred tax asset valuation allowance of $5.4 million.

On a non-GAAP basis, excluding the amortization of intangible assets and depreciation for the applicable periods, the operating income for the third quarter of 2020 was $886,000 compared to operating income of $1.1 million in the prior year period.

Exhibit 99.1

Year-to-Date Results:

ISS’ revenue for the first nine months of 2020 was $10.3 million, a 9 percent decrease from revenue of $11.3 million in the first nine months of 2019. Sales gross margin for the first nine months of 2020 was 79 percent, a 1 percentage point or 1 percent increase from the prior year period. The increase in gross margin was the result of a higher percentage of revenue from royalties in the first nine months of 2020 compared to the first nine months of 2019. Revenue from royalties was $6.5 million in the first nine months of 2020 compared to $6.3 million in the same period in 2019, a 3 percent increase. Product sales were $3.8 million in the first nine months of 2020, a 24 percent decrease from $4.9 million in the first nine months of 2019.

The first nine months of revenue for 2020 included Autoscope video product sales and royalties of $681,000 and $6.5 million, respectively, and RTMS radar product sales of $3.1 million. Product sales gross margin for the first nine months of 2020 was 51 percent, a 4 percentage point or 7 percent decrease compared to the same period in the prior year.

The Company’s net income for the first nine months of 2020 was $698,000, or $0.13 per diluted share, compared to a net income of $7.1 million, or $1.35 per diluted share, in the first nine months of 2019. The first nine months of 2020 net income includes operating expenses of $7.4 million, an 8 percent increase from the same period in 2019. During the first nine months of 2020, the Company capitalized $22,000 of software development costs compared to $1.0 million in the first nine months of 2019. The third quarter 2019 net income included a $5.2 million non-cash income tax benefit due to the release of a significant portion of the deferred tax asset valuation allowance of $5.4 million.

On a non-GAAP basis, excluding intangible asset amortization, depreciation and restructuring charges for the applicable periods, operating income for the first nine months of 2020 was $1.5 million compared to an operating income of $2.5 million in the first nine months of 2019.

During the second quarter of 2020, ISS received funding of $924,000 from the United States Small Business Administration (SBA) in the form of a PPP loan. ISS plans to apply for forgiveness of the loan because the proceeds were used for payroll related costs, rent, and utilities. Upon the expected forgiveness, the Company will recognize the amount of the loan forgiven as other non-operating income.

"During the COVID-19 pandemic, agencies continue to recognize the importance of safety and efficiency at the intersection and the value provided by Autoscope.  Advancement of new projects and maintenance of established systems has driven year over year growth into our royalty revenue during these challenging times," said Chad Stelzig, CEO for ISS.

"The improvement in product revenue was driven by winning several opportunities previously delayed by COVID-19 and the sales team’s focused market engagement with partners and end customers.  Additionally, through aggressive promotion, webinar content, and roundtables with industry experts, we have created a sizable pipeline of opportunities for our latest product, RTMS Echo.  This trend reinforces our belief that Echo will become the foundation for organic growth in the coming years," concluded Mr. Stelzig.

Exhibit 99.1

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws, regulations, and orders, including as a result of the COVID-19 pandemic caused by the coronavirus; international presence; tariffs and other trade barriers; our success in integrating any acquisitions; potential disruptions to our supply chains (including disruptions caused by geopolitical events, military actions, work stoppages, nature disasters, or international health emergencies, such as the COVID-19 pandemic); and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2019 filed on March 12, 2020.

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Periods Ended September 30,		Nine-Month Period Ended September 30,
	2020	2019	2020	2019
Revenue
Product sales	$1,538	$1,299	$3,760	$4,940
Royalties	2,212	2,390	6,536	6,346
	3,750	3,689	10,296	11,286
Cost of revenue	883	513	2,117	2,489
Gross profit	2,867	3,176	8,179	8,797

Operating expenses
Selling, general and administrative	1,422	1,560	4,894	4,909
Research and development	804	691	2,548	2,008
	2,226	2,251	7,442	6,917
Income from operations before income taxes	641	925	737	1,880
Income tax expense (benefit)	(18)	(5,205)	39	(5,205)
Net income	$659	$6,130	$698	$7,085

Basic net income per share	$0.12	$1.17	$0.13	$1.35
Diluted net income per share	$0.12	$1.16	$0.13	$1.35

Weighted shares - basic	5,306	5,252	5,290	5,240
Weighted shares - diluted	5,311	5,270	5,306	5,259

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$7,470	$5,118
Receivables, net	3,220	3,126
Inventories	415	781
Prepaid expenses and other current assets	499	463
	11,604	9,488
Property and equipment, net	339	419
Intangible assets, net	3,348	3,875
Deferred taxes	5,219	5,220
Operating lease asset, net	191	181
	$20,701	$19,183
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$276	$373
Short-term debt	556	-
Warranty and other current liabilities	657	858
	1,489	1,231

Non-current liabilities
Operating lease obligation	10	19
Long-term debt	367	-
	377	19

Shareholders’ equity	18,835	17,933
	$20,701	$19,183

Exhibit 99.1

 Image Sensing Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine-Month Periods Ended September 30,
	2020	2019
Operating activities
Net income	$698	$7,085

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	725	597
Stock option expense	168	162
Deferred income tax benefit	-	(5,200)
Loss on disposal of assets	5	-
Changes in operating assets and liabilities	(76)	(765)
Net cash provided by operating activities	1,520	1,879

Investing activities
Capitalized software development costs	(22)	(1,042)
Purchases of property and equipment	(112)	(239)
Net cash used for investing activities	(134)	(1,281)

Financing activities
Stock for tax withholding and options exercised	(6)	(21)
Proceeds from PPP Loan	924	-
Proceeds from exercise of stock options	-	4
Net cash provided by (used for) financing activities	918	(17)

Effect of exchange rate changes on cash	48	(94)
Increase in cash and cash equivalents	2,352	487

Cash and cash equivalents at beginning of period	5,118	4,236
Cash and cash equivalents at end of period	$7,470	$4,723

Non-Cash investing and financing activities:
Purchase of property and equipment in accounts payable	$7	$20

Exhibit 99.1

 Image Sensing Systems, Inc.

Non-GAAP Income from Continuing Operations

(in thousands)

(unaudited)

We define non-GAAP income from operations as income from operations before amortization of intangible assets, depreciation, and restructuring charges for the applicable periods. Management believes non-GAAP income from operations is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of non-GAAP income from operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles non-GAAP income from operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended September 30,		Nine-Month Period Ended September 30,
	2020	2019	2020	2019
Income from operations	$641	$925	$737	$1,880
Amortization of intangible assets	187	149	549	448
Depreciation	58	50	176	149
Restructuring charges	-	-	-	2
Non-GAAP income from operations	$886	$1,124	$1,462	$2,479

Note – Our calculation of non-GAAP income from operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data.  However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.